STANDARD COMMERCIAL CORPORATION
              COMPUTATION OF EARNINGS PER COMMON SHARE           EXHIBIT 11
              (In thousands, except share information; unaudited)



                                                                     Second quarter ended            Six months ended
                                                                               September 30              September 30
                                                               ----------------------------      --------------------
                                                                      1998          1997         1998           1997
                                                                      ----          ----         ----           ----
BASIC EARNINGS PER SHARE

Net income applicable to common stock.........................     $ 4,018       $ 5,281      $ 6,033        $ 7,132

Basic average shares outstanding..............................  12,815,865    12,797,716   12,812,853     11,950,459

Basic earnings per common share - net.........................       $0.31         $0.41        $0.47          $0.60

DILUTED EARNINGS PER SHARE

 Net income applicable to common stock........................     $ 4,018       $ 5,281      $ 6,033        $ 7,132
Add    - after-tax interest expense on 7 1/4% convertible
         Subordinated debentures at November 1................         825           825        1,650          1,650
                                                                   -------       -------      -------          -----

Net income applicable to common stock.........................     $ 4,843       $ 6,106      $ 7,683        $ 8,782
                                                                   -------       -------      -------          -----

Basic average shares outstanding..............................  12,815,865    12,797,716   12,812,853     11,950,459
Increase in shares outstanding assuming
       - conversion of 7 1/4% convertible
         subordinated debentures at November 1................   2,348,536     2,348,536    2,348,536      2,348,536

Diluted average shares outstanding............................  15,164,401    15,146,252   15,161,389     14,298,995

Diluted earnings per common share - net.......................       $0.32*        $0.40        $0.51*         $0.61*
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* Calculation of diluted earnings per share includes adjustments which are antidilutive. Therefore, basic and diluted are shown as the same on the face of the income statement.